Exhibit 5.1

                                                                                       February 7, 2003

Antex Biologics Inc.
300 Professional Drive
Gaithersburg, MD 20879

Gentlemen:

     This opinion is being furnished to you in connection with a Registration Statement on Form SB-2 (File No. 333-100764) (the “Registration Statement”) filed by Antex Biologics Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering the following securities for sale by the Company (the “Offering”):

     (i)  units (the “Offering Units”), each Unit consisting of one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), and one redeemable warrant exercisable to purchase one share of Common Stock (a “Warrant”);

     (ii)  an option issuable to the representative of the underwriter for the Offering (the “Representative”) entitling the Representative to purchase units (the “Representative’s Units”) in an amount equal to 10% of the Units sold by the Company in the Offering, excluding any Units sold to the underwriters pursuant to the exercise of the underwriters’ over-allotment option (the “Representative’s Unit Purchase Option”) to be evidenced by a Representative’s Unit Purchase Option Agreement to be entered into by the Company and the Representative;

     (iii)  the Representative’s Units and the shares of Common Stock and Warrants composing the Representative’s Units; and

     (iv)  the shares of Common Stock issuable upon the exercise of the Warrants.

     For purposes of this opinion, we have examined copies of the Registration Statement and each of the amendments to the Registration Statement through the date hereof, including the exhibits thereto. We also have examined and relied upon (i) the Company’s Certificate of Incorporation and all amendments thereto, certified by the Secretary of State of the State of Delaware, (ii) the Company’s Bylaws, certified by the Secretary of the Company, and (iii) certain resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company. We also have reviewed such other corporate records, certificates, and other documents as we have deemed necessary or appropriate for the purposes of rendering this opinion.

     In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

        1. A total of (i) 24,150,000 Offering Units, (ii) 24,150,000 shares of Common Stock composing the Offering Units, and (iii) 24,150,000 Warrants composing the Units have been authorized for sale by the Company in the Offering. When issued in accordance with the terms of the underwriting agreement to be entered between the Company and the Representative in connection with the Offering (the “Underwriting Agreement”), the Offering Units will constitute legal, valid and binding obligations of the Company. When issued in accordance with the terms of the Underwriting Agreement, the shares of Common Stock composing the Offering Units will be validly issued, fully paid and non-assessable. When issued in accordance with the terms of the warrant agreement among the Company, the Representative and the warrant agent to be entered into in connection with the Offering (the “Warrant Agreement”), the Warrants will constitute legal, valid and binding obligations of the Company.

        2. The Board of Directors of the Company has duly authorized the entry by the Company into the Representative’s Unit Purchase Option Agreement. Upon the execution and delivery of the Representative’s Unit Purchase Option Agreement by the parties thereto, the Representative’s Unit Purchase Option will constitute legal, valid and binding obligation of the Company.

        3. A total of (i) 2,100,000 Representative’s Units, (ii) 2,100,000 shares of Common Stock composing the Representative’s Units and (iii) 2,100,000 Warrants composing the Representative’s Units have been authorized for sale by the Company pursuant to the exercise of the Representative’s Unit Purchase Option. When issued upon the exercise of the Representative’s Unit Purchase Option, the Representative’s Units will constitute legal, valid and binding obligations of the Company. When issued upon the exercise of the Representative’s Unit Purchase Option, the shares of Common Stock composing the Representative’s Units will be validly issued, fully paid and non-assessable. When issued in accordance with the terms of the Warrant Agreement, the Warrants composing the Representative’s Units will constitute legal, valid and binding obligations of the Company.

        4. A total of (i) 21,000,000 shares of Common Stock have been authorized for issuance upon the exercise of the Warrants composing the Offering Units and (ii) 2,100,000 shares of Common Stock have been authorized for issuance upon the exercise of the Warrants composing the Representative’s Units. When issued upon the exercise of these Warrants in accordance with the terms of the Warrant Agreement, these shares of Common Stock will be validly issued, fully paid and non-assessable.

     Our opinion that the Offering Units, the Representative’s Unit Purchase Option, the Representative’s Units and the Warrants are enforceable obligations of the Company is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus that forms a part of the Registration Statement.

     We are delivering this opinion to the Company solely for the purpose of the registration by the Company of the securities that are the subject of this opinion. It may not be relied upon by any other person or for any other purpose without our written consent.

Very truly yours,

COVINGTON & BURLING